EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and entered into as of this ___ day of July, 2007 (“Effective Date”), by and between Alphagenics Diaco Biotechnologies S.r.l., whose corporate office is located at Statale 14km 169.5, Basovizza 34012 Trieste, Italy ("Licensor") and GRANT LIFE SCIENCES, INC., a Nevada corporation with its principal place of business at 3550 Wilshire Boulevard, 17th Floor, Los Angeles, California 90010 USA (hereinafter referred to as "Licensee").

WHEREAS, Licensor owns certain rights, title, and interest in and to the Licensed Technology (as defined herein), and

WHEREAS, Licensee desires to obtain a license from Licensor to develop, manufacture, distribute and sell products based on the Licensed Technology and Licensor desires to grant such license, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 “Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person. For purposes of a corporation, company, partnership, or other legal entity, “control” means ownership either directly or indirectly of at least fifty percent (51%) of the outstanding voting equity of such entity and for purposes of individuals, Affiliates would include an individual’s spouse and minor children.

1.2	"Agreement" or "License Agreement" shall mean this Agreement.

1.3	“Authorized Uses” shall mean the use of the Licensed Technology to develop, manufacture, market, distribute and sell the Licensed Products in accordance with this Agreement.

1.4	"Exclusive Licensed Territory" shall be exclusive for sales in the United States, Taiwan, Hong Kong, and China.

1.5	“Licensed Products” shall mean products or services, the development, manufacture, use or sale of which would require the use of Licensed Technology.

1.6	“Licensed Technology” shall mean the following:

(a)	the AlphaWatch HPV typing test (screening);

(b)	AlphaType I HPV typing tests;

(c)	AlphaType II HPV typing tests;

(d)	IP or CE mark; and

(e)	all trade secrets and know-how with respect to the foregoing.

1.7
“Net Sales” means the amounts invoiced by Licensee and its Affiliates for the sale of Licensed Products to customers and distributors, less qualifying costs directly attributable to such sale and actually identified on the invoice. Such qualifying costs shall be limited to the following:

(a)	Customary trade, quantity, cash and prompt payment discounts to wholesalers and distributors;

(b)	Credits or refunds, not exceeding the original invoice amount, for claims, rejections and returns made by customers or distributors;

(c)	Actual outbound transportation costs and transportation insurance premiums;

(d)
Any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of any Licensed Material or Licensed Products, paid by or on behalf of Licensee, any Affiliate of Licensee, or a Sublicensee;

(e)	Bad debts and any cost of collection; and

(f)	Costs incurred by Licensee for providing samples of Licensed Products to customers in reasonable and customary amounts.

In any transfers of Licensed Products between Licensee and its Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Products to an unrelated third party. In the event that Licensee or an Affiliate of the Licensee receives non-cash consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration, as reasonably determined by the Licensee.

1.8	"Non-Exclusive Licensed Territory" shall be non-exclusive for sales in the entire world, other than sales in the Exclusive Licensed Territory.

1.9
"Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.10	“Sublicensee” means and Person granted a license by Licensee for Authorized Uses of the Licensed Technology.

ARTICLE 2. GRANT OF LICENSE

2.1 License. Subject to the terms hereof, Licensor hereby grants to Licensee an exclusive license to the Licensed Technology, within the Exclusive Licensed Territory and a non-exclusive license to the Licensed Technology, within the Non-Exclusive Licensed Territory, including the right to grant sublicenses thereto, for Authorized Uses. In order to ensure that Licensee can use the license for the Authorized Uses, Licensor shall supply the Licensee with know-how, standard operating procedures, any and all constructs, any and all clones, any and all recombinant proteins, any and all antibodies, any and all equipment, reagents and other such materials as required to utilize the Licensed Technology for the Authorized Uses.

2.2 Exclusivity.

(a) Except as otherwise provided in this Article 2, during the term hereof, Licensor shall not, directly or indirectly, (i) sell or distribute any Licensed Products in the Exclusive Licensed Territory other than to or through Licensee, or (ii) use or grant any other license for the use of the Licensed Technology in the Exclusive Licensed Territory in connection with any Authorized Uses; provided, however, that nothing contained herein shall prevent Licensor or its Affiliates or any of their other distributors or licensees from (A) manufacturing, selling or distributing in the Exclusive Licensed Territory goods of all types and descriptions other than Licensed Products or (B) manufacturing, selling or distributing Licensed Products in the Non-Exclusive Licensed Territory.

(b) All products, other than Licensed Products, manufactured and/or sold by Licensee shall be distinguished from Licensed Products, and Licensee shall avoid confusing similarity between such other products and Licensed Products. In furtherance of the foregoing, Licensee shall not manufacture and/or sell any products (other than Licensed Products) that are equivalent or higher quality than Licensed Products or are otherwise directly competitive in the marketplace with Licensed Products.

2.3 Sublicensing. Licensee will have the exclusive right to grant sublicenses of the Licensed Technology with respect to the Authorized Uses, consistent with the terms and conditions of this Agreement provided that as between Licensor and Licensee, Licensee will be responsible for the enforcement of such terms and conditions. Except as Licensor may in its discretion otherwise agree in writing, any sublicense granted by Licensee under this Agreement will provide for termination upon termination of this Agreement. Licensee will provide to Licensor notice of all intended sublicense agreements and provide copies of all such sublicense agreements at least ten (10) days in advance of final signature, for consent of Licensor, such consent not to be unreasonably withheld and to be acted on in an expeditious manner.

ARTICLE 3. OPERATIONS UNDER THE LICENSE

3.1 Licensee shall use its commercially reasonable best efforts throughout the term of this Agreement to promote the sale, marketing and distribution of the Licensed Products, and to manufacture, supply, and market the Licensed Products in the Exclusive Licensed Territory. Except as expressly set forth in this Agreement, Licensee will be solely responsible for the manufacturing, selling, marketing and distribution of the Licensed Products.

3.2 In addition to any other Authorized Uses hereunder, Licensee shall have the right, at its own expense, to develop the licensed technology into specific tests for HPV types 6, 11, 16 and 18 and Licensor hereby agrees to provide reasonable efforts to assist Licensee in such Authorized Uses of the Licensed Technology and in obtaining CE marks for the newly developed Licensed Products.

3.3 Licensee shall have the right, at its own expense, to apply for additional patents relating to the Licensed Technology, which shall be owned by Licensor, but included within the grant of the license for Authorized Uses hereunder. Licensor shall use its best efforts to cooperate with Licensee in obtaining any such patent.

ARTICLE 4. CONSIDERATION FOR LICENSE

For the (i)the AlphaWatch HPV typing test (screening); (ii) AlphaType I HPV typing tests, and the (iii) AlphaType II HPV typing tests; total compensation for Licesnor for each test will be fifteen thousand ($15,000) plus a royalty on Net Sales.

4.1 License Fee. Licensee hereby agrees to pay Licensor a twenty thousand ($20,000) dollars fee in connection with the use of each of the following Licensed Technology: (i) the AlphaWatch HPV typing test (screening); (ii) AlphaType I HPV typing tests, and the (iii) AlphaType II HPV typing tests, for an aggregate fee of sixty thousand ($60,000) dollars (the “Licensing Fee”). Such Licensing Fee shall be paid to the Licensor in accordance with the following schedule:

(a) $20,000 upon execution of this Agreement;

(b) $6,666,.67 upon the completion of the validation of the primers for each of the foregoing Licensed Technology, for an aggregate of up to $20,000; and

(c) $6,666.67 upon Licensee obtaining a CE for each of its products relating to the foregoing Licensed Technology, for an aggregate of up to $20,000.

4.2 Royalty On Net Sales. As further consideration for the grant of rights hereunder, Licensee will pay Licensor the greater of either (i) a royalty fee equal to four percent (4%) of Net Sales of Licensed Products in accordance with Article 5, or (ii) a minimum annual royalty for each Licensed Product of $20,000.00 per annum, once product sales have begun.

ARTICLE 5. REPORTS AND PAYMENTS

5.1 Written Reports. Licensee shall provide Licensor with written reports and payments of all royalties earned by Licensor in accordance with Section 4.3, within thirty (30) days of the end of each calendar quarter for the term of this Agreement. The report being provided shall set forth:

(a)	for each Licensed Product, the Net Sales during the period covered by such report; and

(b)	calculations supporting the payments due to Licensor.

Concurrent with the issuance of each report, Licensee shall pay Licensor the amounts due for the quarter covered by such report. The delivery of the reports to the Licensor shall be required even if no royalties were earned or due.

5.2 Payments. All monies to be paid by Licensee hereunder shall be paid in U.S. Dollars, by wire transfer of immediately available funds. To the extent that Net Sales received by Licensee in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Net Sales shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such calendar quarter, as such rate is determined by the Chase Manhattan Bank of New York. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose Licensor from exercising any other rights it may have because any payment is late.

ARTICLE 6. CONFIDENTIALITY

6.1 Licensee Obligations. Licensee shall keep the Licensed Technology confidential, except to the extent information needs to be disclosed for the Authorized Uses.

6.2 Licensor Obligations. Licensor shall not without the express written consent of Licensee, for any reason or at any time either during or subsequent to the term of this Agreement, disclose to third parties other than to their financial and legal advisors information about the sales, profits and business affairs of Licensee they receive access to in connection with this Agreement.

ARTICLE 7. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

Licensor makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Technology or that such Licensed Technology may be exploited by Licensee or its Affiliates without infringing any rights of any other party. Licensor makes no covenant to defend any infringement charge by a third party of Licensed Technology. Licensor does not warrant that the Licensed Technology will meet Licensee’s or any of Licensee’s customer’s specific requirements. Licensee warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Technology.

ARTICLE 8. INDEMNIFICATION

8.1 Licensee’s Identification. Licensee agrees to indemnify and hold harmless Licensor and their Affiliates from and against any claims by a third Person arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Licensee under the terms of this Agreement and from any claims by a third Person relating to the Licensed Products; provided, however that Licensee shall not be required to indemnify Licensor where damages are solely caused by the fault of the Licensed Technology or the fault or negligence of the Licensor.

8.2 Licensor’s Identification. Licensor agrees to indemnify and hold harmless Licensee and its Affiliates and their officers, directors, agents, employees or consultants, from and against any claims by a third Person arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Licensee under the terms of this Agreement and from any claims by a third Person relating to the Licensed Technology; provided, however that Licensor shall not be required to indemnify Licensee where damages are solely caused by the fault of the Licensed Products or the fault or negligence of the Licensee.

8.3 Indemnification Procedures. The following provisions shall apply to any Person seeking indemnification pursuant to this Article 9 (an "Indemnified Party") from or against the assertion of any claim referred to in Section 9 (a "Covered Claim").

(a)
The Indemnified Party shall give prompt notice of the Covered Claim to Cantor (the Indemnifying Party); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

(b)
Within 10 Business Days of receipt of notice from the Indemnified Party pursuant to this Section 9.3, the Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, to assume the defense of a Covered Claim. If the Indemnifying Party assumes such defense, the Indemnifying Party may select counsel, which counsel will be reasonably acceptable to the Indemnified Party.

(c)	If the Indemnifying Party:

(i) does not assume the defense of any Covered Claim in accordance with this Section 9.3; or
(ii) having so assumed such defense, unreasonably fails to defend against such Covered Claim;

then, upon fifteen Business Days written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Covered Claim with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and the cost of such defense (including such counsel's reasonable fees and expenses) shall be paid by the Indemnifying Party.

(d)
The party controlling the defense of a Covered Claim will have the right to consent to the entry of judgment with respect to, or otherwise settle, such Covered Claim with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that such other party may withhold its consent if any such judgment or settlement imposes a monetary or continuing non-monetary obligation on the Indemnified Party, or does not include an unconditional release of the Indemnified Party and its affiliates from all elements of the Covered Claim.

(e)
The Indemnifying Party and the Indemnified Party will cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Covered Claim. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate, at its own expense, in the defense or settlement of any Covered Claim.

9.4 Insurance. Licensee agrees to maintain such product liability and other insurance as is customary in its industry.

ARTICLE 10. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other that it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party in accordance with its terms, and the execution by such party of this Agreement and the performance of its obligations hereunder will not violate or result in a breach of or default under any contract, agreement, instrument, judgment, decree, order, ruling or statute or regulation to which such party is presently a party or by which it or its properties may be is subject.

7.2 Licensor Rights. Licensor represents and warrants to Licensee that (i) Licensor owns all right, title and interest in and to the Licensed Technology, free and clear of all liens, claims and encumbrances, (ii) Licensor has full legal right, power and authority to execute and deliver this Agreement, and perform all of the transactions contemplated hereby, without conflict with, or infringement on, the rights of any third party, and (iii) there are no actions pending or, to the best of its knowledge, threatened with respect to the use of the Licensed Technology in the manner contemplated hereunder.

ARTICLE 10. TERM AND TERMINATION

10.1 Term. Unless otherwise extended in writing by mutual agreement of Licensor and Licensee, this Agreement will remain valid and in force for a term of twenty (20) years from the date hereof.

10.2 Voluntary Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If Licensee terminates this Agreement under this provision, Licensor will not be under any obligation to return any portion of the consideration paid by Licensee to Licensor.

10.3 Voluntary Termination by Licensor. If Licensee should at any time default or commit any breach of any covenant or any obligation of this Agreement which could have a material adverse effect, and should fail to remedy any default or breach within ninety (90) days of Licensee’s receipt of written notice, Licensor may, at its sole option, terminate this Agreement by notice in writing to the Licensee. Upon termination, Licensee shall remain responsible for all obligations contained in this Agreement, including without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by Licensor as a result of Licensee’s breach and/or default.

10.4 Termination in Event of Insolvency. If Licensee: (a) liquidates and ceases to carry on its business, (b) becomes “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then Licensor may terminate this Agreement without prejudice to any other remedy to which Licensor may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to Licensee.

10.5 Effect of Termination.

(a) Upon termination of the Agreement Licensee shall cease all uses of the Licensed Technology. If this Agreement is terminated for any reason whatsoever, Licensee shall return, or at Licensor 's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, Licensee shall cease manufacturing, processing, producing, using, or selling Licensed Products; provided, however, that Licensee may continue to sell in the ordinary course of business for a period of six (6) months reasonable quantities of Licensed Products that are fully manufactured and in Licensee 's normal inventory at the date of termination if (a) all monetary obligations of Licensee to Licensor have been satisfied, and (b) royalties on such sales are paid to Licensor pursuant to Article 4 herein. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

(b) Upon such termination or expiration the parties hereto shall jointly immediately cause physical inventories to be taken of (a) Licensed Products of Licensee on hand (including Licensed Products in the process of manufacture on hand and for which orders have been placed that cannot be canceled without penalty. Such inventories shall be reduced to writing and copies thereof shall be delivered to and signed by each party.

10.6 Survival. The provisions of Articles 6, 7 and 8 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 11. ADDITIONAL PATENTS

At Licensee’s expense, Licensee shall have the right to apply for additional patents with the cooperation of the Licensor. Such patents shall be owned by the Licensor; provided that Licensor licenses them to Licensee in accordance with the terms hereof.

ARTICLE 12. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of Licensor and Licensee, provided, however, that any assignment of this Agreement by Licensee to a third party (other than in connection with the transfer of the entire business of Licensee) may be made only upon prior written consent of Licensor, which consent may not be unreasonably withheld by Licensor.

ARTICLE 13. MISCELLANEOUS

13.1 Legal Compliance. Licensee shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. Licensee shall not take any action that would cause Licensor or Licensee to violate any laws and regulations.

13.2 Independent Contractor. The relationship between Licensee and Licensor shall be that of an independent contractor only. Neither Party shall be the agent of the other Party nor shall have authority to act for or on behalf of the other in any matter. Persons retained by a Party as employees or agents shall not by reason thereof be deemed to be employees or agents of the other Party.

123.3 Use of Names. The Parties and their Affiliates shall obtain the prior written approval of the other Parties (and their Affiliates, as applicable) prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both Licensee and Licensor shall have the right to publicize the existence of this Agreement; however, neither Licensee nor Licensor shall disclose the terms and conditions of this Agreement without the other party's consent, except as set forth in Article 6 or as required by law.

13.4 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Utah.

13.5 Governing Law; Venue. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Utah and the United States of America. Any dispute between Licensor and Licensee shall be determined solely and exclusively by a court of competent jurisdiction in the State of Utah. The prevailing party in any litigated dispute shall be entitled to reimbursement of its attorney’s fees and costs.

13.6 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

13.7 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

13.8 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required.

ARTICLE 14. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Licensee:
Hun Chi Lin
Chief Executive Officer
Grant Life Sciences, Inc.
3550 Wilshire Boulevard
17th Floor
Los Angeles, CA 90010
With a copy to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018

If to Licensor:	__________________________________
__________________________________
__________________________________
__________________________________
__________________________________

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

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IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

LICENSOR:

Alphagenics Diaco Biotechnologies S.r.l

By:	/s/ Roberto Turel
Name: Roberto Turel
Title: CEO

LICENSEE:

Grant Life Sciences, Inc.

By:	/s/ Hun-Chi Lin
Name: Hun-Chi Lin
Title: President